Exhibit 3.8

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DURECT CORPORATION

The undersigned, James E. Brown, hereby certifies that:

1. He is the President and Chief Executive Officer of Durect Corporation, a Delaware corporation (the “Corporation”).

2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 6, 1998 under the name “Durect Therapeutics Corporation.”

3. Article Fourth, Paragraph (A) of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“(A) The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Hundred and Sixty Million (160,000,000) shares, each with a par value of $0.0001 per share. One Hundred and Fifty Million (150,000,000) shares shall be Common Stock and Ten Million (10,000,000) shares shall be Preferred Stock.

Effective at 5:01 p.m. Eastern time, on the date of the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each ten shares of this corporation’s Common Stock, par value $0.0001 per share, issued and outstanding shall be combined into one (1) share of Common Stock, par value $0.0001 per share, of this corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall, upon surrender after the Effective Time of a certificate, which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, be entitled to receive cash for such holder’s fractional share based upon the closing sales price of this corporation’s Common Stock as reported on the Nasdaq Capital Market on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of this corporation is filed with the Secretary of State of the State of Delaware.”

4. This Certificate of Amendment of the Corporation’s Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s board of directors and stockholders in accordance with the provisions of the Corporation’s Amended and Restated Certificate of Incorporation and with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Amended and Restated Certificate of Incorporation at Cupertino, California on December 5, 2022

James E. Brown

President and Chief Executive Officer